UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2012

BASSLINE PRODUCTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54497	27-2571663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

374 Marigold Lane Lincoln, California	95648
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 508-5385

Copies of Communications to:
Stoecklein Law Group, LLP
Columbia Center
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On December 7, 2012, Randi Lorenzo submitted her letter of resignation from her position as President, CEO and Director of the Registrant, effective immediately. The resignation was accepted by the Registrant on December 7, 2012.

On December 7, 2012, Pamela Elliott submitted her letter of resignation from her position as Secretary and Treasurer of the Registrant, effective immediately. The resignation was accepted by the Registrant on December 7, 2012.

On December 7, 2012, in connection with resignation of Randi Lorenzo, the Board of Directors unanimously appointed Ms. Pamela Elliott to serve as President, CEO, and Director of the Registrant, effective immediately.

On December 7, 2012, in connection with Pamela Elliott’s resignation and subsequent appointment, the Board of Directors unanimously appointed Ms. Lisa Rubin to serve as the Secretary and Treasurer of the Registrant, effective immediately.

Lisa Rubin, Age 46 , Secretary , and Treasurer; joined Bassline Productions, Inc., in December of 2012, and serves as the Company’s Secretary and Treasurer. Ms. Rubin attended Mesa College in San Diego, studying marketing and business management. From 1989 through present, Ms. Rubin has been employed with Jack In The Box, currently holding the position of Manager of Development Systems, Analysis and Capital Reporting. Her position at Jack In The Box requires her to manage the development and tracking of Restaurant Development’s capital budget to ensure it is properly utilized to meet the Company’s goal. Ms. Rubin’s financial and management experience has led us to the conclusion that she would be capable to serve in the positions of Secretary and Treasurer.

Neither officer, as of the date of this filing, has executed an employment agreement. However, Ms. Rubin will receive 5,000 shares of the Company’s restricted common stock in connection with her appointment as Secretary and Treasurer. Neither officer has a family relationship with any existing or past director or officer of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSLINE PRODUCTIONS, INC.

By: /S/ Pamela Elliot
Pamela Elliott, Chief Executive Officer

Date:  December 10, 2012